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                                                                     Exhibit 5.1


                            SACHNOFF & WEAVER, LTD.
                       30 South Wacker Drive, 29th Floor
                            Chicago, Illinois 60606


                               November 18, 1998


The Metzler Group, Inc.
615 N. Wabash Avenue
Chicago, Illinois 60611


Ladies and Gentlemen:

     We have acted as counsel to The Metzler Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), relating to the sale of up to 862,500 shares (the "Shares") of the Company's Common Stock, par value $.001 per share. We have examined the Registration Statement and such other documents and have made such further investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have reviewed such other documents and have made such further investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

     We hereby advise you that in our opinion, the Shares have been duly authorized by the Company and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in the Prospectus incorporated by reference into the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.



                                        Very truly yours


                                        /s/  Sachnoff & Weaver, Ltd.

                                        SACHNOFF & WEAVER, LTD.